                                                                   EXHIBIT 10.58

[MOTOR COACH INDUSTRIES LOGO]


                                     September 26, 1995

Mr. Steven L. Korby
Executive Vice President and CFO
Greyhound Lines, Inc.
15110 North Dallas Parkway
Dallas, Texas 75248

Re: 1995 Bus Order -- Amendment #2

Dear Steve:

         Reference is made to that certain letter from George Aucott to you dated May 31, 1995 respecting the 1995 Bus Order, as amended ("Letter") and the New Coach Lease (GLI-1995) between Greyhound Lines, Inc., as Lessee, and MCI Acceptance Corp., as Lessor, ("Lease"). All initially capitalized terms used in this Amendment #2 without definition have the same meaning herein as in the Letter or the Lease, as applicable.

         We have agreed that anything contained in the Letter or the Lease to the contrary notwithstanding, effective as of May 31, 1995, we will amend the Letter and the Lease as follows:

         1. As to each Coach, the Initial Term of the Lease will commence on the date Lessee takes delivery of the Coach and will end on December 31, 1995, and the Basic Term of the Lease will commence on January 1, 1996 and will end on December 31, 2002.

         2.      Lessee will pay interest during the Interim Term as follows:
                 (a) Prime Rate through September 30, 1995, and (b) Prime Rate plus 1-1/2 percent from October 1, 1995 through December 31, 1995. The 102nd Coach will not be assessed interest during the Interim Term.

         3. Lessee will pay a rental rate of $3,425.00 per Coach per month ($3,352.64 per Coach per month if GLI orders during 1995 for purchase and/or lease at least 151 coaches that are eligible for discount under the Requirements Agreement).

         4. The Lease is assignable by Lessor on or after January 1, 1996 (but not before such date) without GLI's consent.

         5. Lessee may elect anytime on or before December 31, 1995 to purchase some or all of the Coaches or to have some or all of the Coaches purchased on its behalf rather than to lease them. The purchase price will be the Gross Purchase Price of $257,862.00 per Coach, less any discount allowed under the Requirements Agreement. The purchase price must be paid in cash on or before the purchase date. The discount allowed under the Requirements Agreement shall be based on 151 coaches (including the purchase of 50 coaches currently being negotiated by the parties) provided GLI orders during 1995, for purchase and/or lease at least 151 coaches (subject to adjustment in the event GLI does not actually purchase and/or lease all 151 coaches).

         6. Lessor may require GLI to purchase up to 50 Coaches at anytime on or between October 1, 1995 and December 31, 1995 by giving GLI at least seven days advance written notice. The number of requests to purchase and the number of Coaches per request is entirely at Lessor's discretion. The purchase price will be paid in cash on the purchase date and will be the same as is set forth in Item 5, above; provided, however, it is understood that in the event Coaches are purchased, any discount applicable under the Requirements Agreement to Coaches being purchased will be applied against the Gross Purchase Price of those Coaches, and any discount applicable to Coaches remaining under lease will be pro rated over the term of the Lease.

         7. For purposes of calculating the Discounted Future Payment described in Section 3 of the Lease, the rent will be the actual rent owed for the applicable Coach and will be discounted back from December 31, 2002.

         If you agree that this letter states the understanding of the parties, please so acknowledge in the space provided below and return an originally executed copy of this Amendment #2 to me.

                                                Sincerely,

                                                /s/ ALBERT J. ABRAM

                                                Albert J. Abram
                                                Treasurer
                                                Motor Coach Industries, Inc.
                                                MCI Acceptance Corp.

ACKNOWLEDGED AND ACCEPTED
as of May 31, 1995

By:  /s/ STEVEN L. KORBY
     ---------------------------------
     Steven L. Korby
     Executive Vice President and CFO
     Greyhound Lines, Inc.

                               [MCII LOGO] TM
                 Motor Coach Industries International, Inc.

John R. Nasi
President & Chief Operating Officer

                                                  July 11, 1995

Mr. Craig Lentzsch
President
Greyhound Lines, Inc.
15110 North Dallas Parkway
Dallas, TX 75248

Re: 1995 Bus Order - Amendment #1 - Rev.

Dear Craig:

Reference is made to that certain letter from George W. Aucott to you dated May 31, 1995 respecting the 1995 Bus Order ("Letter") and the New Coach Lease (GLI-1995) between Greyhound Lines, Inc., as Lessee, and MCI Acceptance Corp. as Lessor ("Lease").

We have agreed that effective May 31, 1995 the warranty term on the Coaches (as defined in the Letter and the Lease) is "24 months or 200,000 miles, whichever come first, beginning on the date of delivery of each [C]oach, as stated in Specification #0512, Revised April 5, 1995 (as referenced in the Letter) and not "twenty-four (24) months, unlimited mileage" (as stated in Attachment B to the Lease).

If you agree that this letter states the understanding of the parties, please so acknowledge in the space provided below and return originally executed copy of this letter agreement to me.

                                             Sincerely,

                                             /s/ JOHN R. NASI
                                             -------------------------------
                                             President
                                             Motor Coach Industries, Inc.
                                             MCI Acceptance Corp.

ACKNOWLEDGED AND ACCEPTED
as of May 31, 1995

By: /s/ CRAIG LENTZSCH
    ----------------------------
    Craig Lentzsch
    President
    Greyhound Lines, Inc.

Approved as to form

By   MES
   ------------
    Attorney

                               [MCII LOGO] TM
                 Motor Coach Industries International, Inc.



John R. Nasi
President & Chief Operating Officer

                                                June 21, 1995
Mr. Craig Lentzsch
President
Greyhound Lines, Inc.
15110 North Dallas Parkway
Dallas, TX 75248

Re: 1995 Bus Order - Amendment #1

Dear Craig:

Reference is made to that certain letter from George W. Aucott to you dated May 31, 1995 respecting the 1995 Bus Order ("Letter") and the New Coach Lease (GLI-1995) between Greyhound Lines, Inc., as Lessee, and MCI Acceptance Corp. as Lessor ("Lease").

We have agreed that effective May 31, 1995 the warranty term on the Coaches (as defined in the Letter and the Lease) is "12 months or 200,000 miles, whichever come first, beginning on the date of delivery of each [C]oach," as stated in Specification #0512, Revised April 5, 1995 (as referenced in the Letter) and not "twenty-four (24) months, unlimited mileage" (as stated in Attachment B to the Lease.

If you agree that this letter states the understanding of the parties, please so acknowledge in the space provided below and return originally executed copy of this letter agreement to me.

                                                 Sincerely,

                                                   /s/ JOHN R. NASI
                                                 -----------------------------
                                                 President
                                                 Motor Coach Industries, Inc.
                                                 MCI Acceptance Corp.


ACKNOWLEDGED AND ACCEPTED
as of May 31, 1995

By: /s/ CRAIG LENTZSCH
    ------------------------
    Craig Lentzsch
    President
    Greyhound Lines, Inc.

                                  [MCII LOGO] TM
                 Motor Coach Industries International, Inc.



George W. Aucott                                        May 31, 1995
Chairman & Chief Executive Officer


Mr. Craig Lentzsch
President
Greyhound Lines, Inc
15110 N. Dallas Parkway
Dallas, Texas 75248

          Re: 1995 Bus Order

Dear Craig:

         Motor Coach Industries, Inc. ("MCI") understands our agreement for the lease or purchase (as the case may be) of new coaches as follows:

         In consideration of MCI's manufacturing 102 new 1995 MCI MC-12 motor coaches ("Coach" or "Coaches"), Greyhound Lines, Inc. ("GLI") agrees to lease the Coaches from MCI or its designee, and MCI agrees to lease the Coaches to GLI, as follows:

         1.      The Coaches will meet Specification #0512, Revised April 5,
                 1995.

         2. MCI will deliver the first 50 Coaches on or before June 24, 1995, and will deliver the remaining 52 Coaches on or before July 17, 1995. MCI acknowledges that the summer months constitute GLI's prime business season and that time is of the essence respecting timely delivery of the Coaches. MCI will inform GLI if it believes deliveries will be delayed and, in such event (without limiting GLI's remedies hereunder or under the lease) will help GLI locate temporary substitute units.

         3.      Coach bus numbers will run consecutively beginning with number
                 2606.

         4. Prior to delivery of the first Coach, GLI will execute a lease agreement substantially in the form of Exhibit 1, attached hereto and hereby made a part hereof, which will become effective as to each Coach upon delivery of the Coach to GLI and will provide that GLI will lease the Coaches for an Initial Term beginning at delivery, plus a Basic Term of 84 months beginning October 1, 1995 at a rental rate of $3425.00 per month per Coach payable monthly in advance. In addition, upon delivery of each of the 102 Coaches the last three months' rent of the Basic Term will be pre-paid together with the first month's rent of the Basic

                 Term, all to be held by the lessor without interest ("Pre-paid Rent"). The lessor may, in its sole discretion, elect to lease the Coaches to GLI under one lease or a series of leases, each of which will be assignable on or after October 1, 1995 by the lessor without GLI's consent.

         5. In the event GLI decides prior to October 1, 1995 to purchase some or all of the Coaches or to have some or all of the Coaches purchased on its behalf rather than to lease them, GLI or its designated purchaser will pay the lessor under the lease described in Item 4, above, $257,862 per Coach ("Gross Purchase Price"), less any discount allowed under the Bus Purchase Requirements Agreement entered into as of March 18, 1987, as amended ("Requirements Agreement"), ("Net Purchase Price") on or before September 30, 1995. In the event of such a purchase, the purchaser will execute and deliver standard purchase documents for up to 101 Coaches and such other documents as may be reasonably requested under the circumstances. At such time as GLI purchases 101 Coaches, the 102nd Coach will be transferred to and owned by GLI in consideration of purchasing 101 Coaches and without further consideration. In the event GLI elects to purchase the Coaches or have the Coaches purchased on its behalf, all Pre-paid Rent for the Basic Term, but not interest from the Initial Term, will be applied to payment of the purchase price of those Coaches which are purchased. If GLI purchases 101 Coaches, prepaid rent on the 102nd Coach will be applied towards the Net Purchase Price of the 101st Coach.

         6. MCI's Limited Warranty will be assigned to GLI or its designated purchaser.

         This letter agreement is binding on and will inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, GLI may not assign all or any part of this letter agreement without the prior written consent of MCI, in its sole discretion; provided, however, that no consent will be required in connection with the financing of the purchase price of the Coaches in accordance with Item 5, above, respecting purchase of the Coaches or the warranty provisions of Item 6, above. Except as provided herein, any attempt by GLI to assign any obligations under this letter agreement without the prior written consent of MCI will be null and void. This letter agreement must be assumed by any corporation resulting from a merger or consolidation with GLI, or any person or entity which acquires or succeeds to a majority of the stock or assets of GLI, in each such event whether by contract, operation of law or otherwise.

         This letter agreement will be interpreted and enforced in accordance with the laws (except those respecting choice of law) of the State of North Dakota. GLI and MCI each agree to submit to the personal jurisdiction of the State and Federal courts of the State of North Dakota.

         The Coaches leased or purchased hereunder apply against GLI's obligations for 1995 under the Requirements Agreement; provided, however, in the event that any provision of the Requirements Agreement is determined to be void, voidable or unenforceable, this letter agreement will remain in full force and effect.

         GLI understands that MCI must manufacture the Coaches and intends that MCI rely on this letter agreement in proceeding to order parts and material and to manufacture the Coaches so that they can be delivered for leasing in accordance with this letter agreement.

         If the above states your understanding and agreement, please acknowledge in the space provided below and return an originally executed duplicate copy of this letter agreement to me.

                                                  Sincerely,

                                                  /s/ GEORGE W. AUCOTT

                                                  George W. Aucott
                                                  Chairman
                                                  Motor Coach Industries, Inc.

Acknowledged and Agreed:
GREYHOUND LINES, INC.



/s/ CRAIG R. LENTZSCH
----------------------------
Name:  Craig R. Lentzsch
Title: President and CEO
Date:

                                                                       EXHIBIT 1

                                NEW COACH LEASE
                                  (GLI - 1995)

MCI Acceptance Corp, having its principal office at Dallas, Texas, (Lessor) and Greyhound Lines, Inc., having its principal office at Dallas, Texas (Lessee) hereby agree as follows:

         1. Lease of Equipment. Lessor hereby leases to Lessee, and Lessee hereby hires from Lessor, for the term and upon the terms and conditions hereinafter set forth in this New Coach Lease ("Lease"), 102 new 1995 MCI MC-12 model motor coaches as shown on Attachment "A" to this Lease ("Equipment," "Coach" or "Coaches"), less any Coaches when purchased pursuant to Section 3, below.

         2. Acceptance. Lessee represents that it is knowledgeable about the Equipment herein leased and maintains a staff competent to place and keep said Equipment in working order. Lessor agrees that Lessee was given an opportunity to inspect the Equipment as fully as Lessee desired, prior to its acceptance by Lessee. Removal of the Equipment by Lessee from the manufacturer's plant shall be conclusive evidence of its acceptance by Lessee in condition satisfactory to Lessee under this Lease. Upon acceptance, this Lease becomes noncancelable, except as expressly provided hereinafter. Lessor shall have no liability for any delivery, installation, or testing of the Equipment. LESSOR NO EXPRESSED OR IMPLIED WARRANTY OR UNDERTAKING WITH RESPECT TO SUITABILITY, DURABILITY, FITNESS FOR USE OR MERCHANTABILITY OF THE EQUIPMENT, FOR THE PURPOSES AND USES OF THE LESSEE OR OTHERWISE. Lessor represents that the Equipment is covered by the manufacturer's warranty set forth on Attachment "B" to this Lease for a warranty period beginning as respects each Coach on the date Lessee takes delivery of the Coach and ending as provided in the warranty. Lessor will assist Lessee in making any warranty claims against the Equipment manufacturer. Lessee shall be entitled to no remedy against Lessor (unless Lessor is the manufacturer) regarding the manufacture or delivery of the Coaches. In no event may Lessee terminate this Lease or withhold rentals due in respect to a claim concerning the condition of the Equipment.

         3. Term. As respects each Coach, the term of this Lease shall commence on the date Lessee takes delivery of the Coach, as shown on Attachment "A," and end on September 30, 2002 (with the period prior to October 1, 1995 being the "Initial Term," and the period from October 1, 1995 to September 30, 2002 being the "Basic Term.") unless sooner terminated as hereinafter provided. Lessee may elect at any time during the Initial Term of this Lease to terminate the Lease as to some or all of the Coaches by paying (or causing its financing party to pay) Lessor cash upon termination for each such Coach in accordance with that certain letter agreement dated May 31, 1995 from George W. Aucott to Craig Lentzsch respecting the "1995 Bus Order" ("Letter Agreement"). Promptly after receipt of payment, Lessor will provide Lessee (or its financing party) title documents for each such Coach transferring ownership "AS IS - WHERE IS" and "WITH ALL FAULTS," but free of all liens and encumbrances caused by Lessor. As long as Lessor has not sold or assigned this Lease during the Basic Term, Lessee may prepay (in whole but not in part) the entire rent and other amounts due and to become due under the Lease, including residual, calculated using an assumed discount rate of ten percent as follows: (a) the present value of (i) $3,425 rent per Coach for each month remaining on the Lease term, plus (ii) $73,153.11 residual value per Coach discounted back from September 30, 2002 to the pre-payment date described in Section 4 of this Lease, multiplied by (b) one, plus one percent for each year remaining on the Lease term ("Discounted Future Payment"). As long as MCI Acceptance Corp. is the Lessor, the prepayment penalty will be the actual prepayment penalty incurred by MCI Acceptance Corp. with respect to the applicable Coaches rather than the prepayment penalty described in Part (b) of the Discounted Future Payment formula in this Section. For the purpose of calculating the number of years remaining on the Lease term, each consecutive twelve month period will be counted as one year, and any remaining period of less than twelve months will be counted as an additional year.

                 By Way of Example

                          [(a)(1), which is the Discounted Future Rents +
                          (ii), which is the Discounted Residual] x [(b), which is one plus the applicable Prepayment Penalty Percentage] = Discounted Future Payment. As long as MCI Acceptance Corp. is the Lessor, the prepayment penalty will be the actual prepayment penalty incurred by MCI Acceptance Corp. with respect to the applicable Coaches rather than the prepayment penalty described in Part (b) of the Discounted Future Payment formula in this Section.

                                                            Years and Partial Year Remaining
              Prepayment Penalty Percentage                           on Lease Term
              -----------------------------                           -------------
                            7%                                             7
                            6%                                             6
                            5%                                             5
                            4%                                             4
                            3%                                             3
                            2%                                             2
                            1%                                             1

ONCE THIS LEASE HAS BEEN SOLD OR ASSIGNED THERE IS NO FURTHER PREPAYMENT
OPTION.

         4. Coach Rental. During the Basic Term Lessee will pay Lessor $3,425 per month in advance as rent for each Coach. Lessor and Lessee acknowledge that the rent for the Coaches for the first month and the last three months of the Basic Term will be pre-paid upon delivery of each Coach. Lessee will not pay rent during the Interim Term; provided, however, during the Interim Term Lessee Will pay interest as follows:

         A. Lessee will pay monthly in arrears on the last day of each month, for each Coach delivered, the "Prime Rate" divided by 360, times the Net Purchase Price (as defined in the Letter Agreement) for each of the first 101 Coaches delivered, for each day from the delivery date of the Coach through the earlier of September 15, 1995 or the date the Coach's purchase price is paid in full. The 102nd Coach will not be assessed interest during the Interim Term.

         B. Lessee will pay on September 30, 1995, for each Coach delivered, the "Prime Rate" plus 4.5% divided by 360, times the Net Purchase Price (as defined in the Letter Agreement) for each of the first 101 Coaches delivered, for each day from and including September 16, 1995 through the earlier of September 30, 1995 or the date the Coach's purchase price is paid in full. The 102nd Coach will not be assessed interest during the Interim Term.

As used herein "Prime Rate" means the Prime Rate quoted in The Wall Street Journal, as it may change from day to day; and in the event it is no longer so quoted, such similar annual percentage rate as is generally accepted by the financial community for such purposes. The foregoing notwithstanding, Lessee will pre-pay the rent for 102 Coaches for the first month of the Basic Term and the last three months of the Basic Term upon receipt of delivery of each Coach, in accordance with the Letter Agreement.

         5.      Excess Mileage Charges. None.

         6. Tires. Prior to the date required by the Coach manufacturer Lessee shall provide tires for each Coach to the manufacturer for installation on the Coach. The tires shall be of correct size, and in good and roadworthy condition, and meet all federal and state motor vehicle safety standards. Lessee shall be responsible for all repair or replacement of tires during the Lease term. Upon Lessee's return of the Equipment to Lessor, Lessor will, at its option (a) keep the tires and compensate the owner of the tires at their fair market value, or (b) return the tires to Lessee, freight collect, within 30 days.

         7.      Security Deposit. None.

         8. Payment Terms. All sums payable by Lessee hereunder shall be paid on or before the due date at 1250 Slocum Street, Dallas, Texas 75207, or such other place as Lessor may designate from time to time. Any sum payable hereunder on an unspecified due date shall be payable on demand without the right of setoff.

         9. Indemnification. Lessee assumes all risk for the use, operation, and storage of the Equipment, and agrees to assume liability for, and to indemnify and hold Lessor harmless from and against, and agrees to defend Lessor against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses, including, but not limited to, court costs and attorney's fees, for injuries to or deaths of persons and damage to property, howsoever arising from, incident to, or incurred because of the Equipment or the selection, use, operation, storage, maintenance, repair, leasing, possession, or ownership thereof, whether such persons be agents or employees of Lessee, Lessor or of other persons and whether such damage be to property of Lessee, Lessor, or of other persons; provided, however, if Lessor is the manufacturer of the Equipment, Lessee does not hereby agree to indemnify, defend or hold Lessor harmless from its negligence, acts or omissions as such manufacturer. Anything contained in this indemnity provision to the contrary notwithstanding, Lessee will not be required to indemnify Lessor for any loss or liability with respect to any Equipment arising from acts or events which occur after the Equipment has been returned to Lessor in accordance with this Lease, or loss or liability resulting from the negligence of Lessor while inspecting the Equipment or Lessee's books and records whether on Lessee's premises or otherwise. The indemnities contained herein will survive the expiration or termination of this Lease. To secure performance hereunder, Lessee shall, at its sole expense, keep the Equipment in good repair, insure the Equipment and otherwise observe, at Lessee's sole expense, its covenants elsewhere contained in the Lease. Further, Lessee hereby authorizes Lessor to pay, at Lessor's election, any insurer, tax authority, repairman (including its own staff) or other person any sum or expense which Lessee is required to pay or absorb hereunder and which is paid by Lessor in good faith to secure itself with respect to Lessee's undertaking in this Lease to indemnify Lessor, and Lessee will reimburse Lessor on demand for any such payment.

         10. Insurance. Lessee represents and warrants that it now has in force, and covenants that it will keep in force with insurers reasonably satisfactory to Lessor (i) comprehensive general liability insurance (including contractual liability) and comprehensive automobile liability insurance against claims for personal injury and property damage to the extent of at least $5,000,000.00, and (ii) catastrophic property insurance insuring the Coaches against those risks covered by fine and extended coverage insurance to the extent of at least the replacement cost of the Coaches. The deductible under the comprehensive insurance will not be greater than $1,500,000 per occurrence and the deductible under the property insurance will not be greater than $250,000 per occurrence. Lessee will obtain and deliver to Lessor, current certificates of insurance evidencing the above and will cause its liability insurers to name Lessor in its insurance policies as an additional insured party and/or loss payee, as applicable, (entitled also to 30 day notice of cancellation) without Lessor thereby incurring any liability for payment of premiums therefor. The parties herein agree that naming of Lessor as an insured or loss payee shall not affect in any way any recovery to which Lessor would be entitled under the policy or policies were it not so named. Lessee agrees to cause the aforementioned insurance coverage to continue in effect from the time of delivery and acceptance of the Equipment by Lessee until the safe return of the Equipment to Lessor. Subject only to the limitation that Lessor act in good faith, Lessor may hereafter, by notice, require Lessee to provide other or additional insurance with insurers in form and amount reasonably satisfactory to Lessor; provided, however, that such other or additional insurance shall not be inconsistent with that maintained on other buses and coaches in Lessee's fleet. Notwithstanding the foregoing, Lessee shall be entitled to self-insure the foregoing coverage to the extent permitted by the United States Interstate Commerce Commission ("ICC") or any federal or state agency that may succeed the ICC with respect to jurisdiction over motor coach common carriers and applicable state authorities.

         11. Lessee's Miscellaneous Covenants. The Lessee shall, at its own expense:

                 A. Obtain any and all license plates, tags, and permits required for the acceptance, use and operation by Lessee of the Equipment;

                 B. Keep the Equipment and all its parts and components free and clear of all liens and encumbrances and, in particular, pay any and all taxes or government charges now or hereafter imposed on or in respect to the Equipment or its use or otherwise in connection with the Lease, except for taxes based on Lessor's net income;

                 C. Furnish all fuel, oil, replacement tires, consumables, parts and supplies in connection with the operation and maintenance of the Equipment;

                 D. (i) Mark the Equipment in accordance with applicable law to indicate that it is operated by and in the service of Lessee and leased from the Lessor, and
                          (ii) only mark the equipment (whether pursuant to Section 11.D.(i) or otherwise) with pressure sensitive decals; provided, however, Lessee shall not make any alteration or addition to, or affix any accessory to, the Equipment (including without limitation the application of pressure sensitive decals) that could impair the originally intended function of the Equipment or that is not readily removable without causing damage to the Equipment without the prior written consent of Lessor, all such additions or accessories remaining the property of Lessee if removed prior to returning the Equipment to Lessor;

                 E. Hold and use the Equipment in a safe and careful manner and in all cases following the manufacturer's recommended standards of care and maintenance, comply with all applicable laws regarding its use and possession, and permit the Equipment to be operated only by safe, competent, qualified licensed drivers, and under no circumstances shall Lessee operate, maintain or store the Equipment with less care than Lessee applies to its other leased or owned coaches;

                 F. Keep and maintain the Equipment and all equipment thereon in good repair, condition and working order, and in all cases following the manufacturer's recommended standards of care and maintenance and the standards set forth on Attachment "C" [it being understood that Lessee may change the standards set forth on Attachment C from time to time so long as the changes are not inconsistent with reasonably prudent industry practice, the changes are applicable to all buses and coaches in Lessee's fleet, no material reduction in preventive maintenance is made without Lessor's consent (which may not be unreasonably withheld), and Lessor is given prompt notice of all changes];

                 G. Maintain exclusive control over the Equipment (subject to the right to pool or operate the Equipment under and pursuant to the terms of any "Through Service Agreements" entered into by Lessee in the ordinary and customary course of its business, so long as (i) Lessee remains responsible for and complies with all of its obligations under this Lease, and (ii) such Through

                          Service Agreements are applicable to a substantial portion of Lessee's fleet, and not just to the Equipment), use the Equipment only in the ordinary course of Lessee's business and in strict compliance with any insurance policies and manufacturer's warranties (if applicable); not lend, sublease, sell or make assignment of the Equipment or assign any rights or duties respecting the Equipment or the Lease, and keep the Equipment at all times within the limits of the Continental United States, Canada and Mexico;

                 H. Promptly advise Lessor of any materially defective Equipment and the nature of the defect;

                 I. Promptly advise Lessor of any accident involving the Equipment, and of all correspondence, notices and documents received by Lessee in connection with any claim or demand involving or relating to the Equipment and charging any or all of Lessee, Lessor, Motor Coach Industries, Inc. or Motor Coach Industries International, Inc. with liability;

                 J. Record and maintain complete and accurate records of all maintenance, preventative maintenance and warranty work, and of all other matters normally kept by coach operators, and permit Lessor to inspect and copy such records at any reasonable time;

                 K. Acknowledging that Lessor is entitled to and will conduct periodic inspections of the Equipment and Lessee's records concerning the Equipment and this Lease, garage the Equipment at periodic intervals at Lessee's facilities in the United States and, on reasonable demand by Lessor, cause the Coaches to be returned to such facility/facilities at reasonable intervals to facilitate or permit repossession or periodic inspection by Lessor (Lessor being hereby authorized to enter freely upon Lessee's premises for such purposes);

                 L. Promptly notify Lessor of any change in the principal business office of Lessee, and upon Lessor's request provide Lessor with a list of the locations of the facilities where the Equipment is garaged;

                 M. Immediately upon Lessor's request, Lessee will provide its most recent public 10-Q and 10-K reports or, if Lessee is not required to file 10-Q or 10-K reports then Lessee will provide consolidated income statements, balance sheets, cash flow statements and stockholders equity statements, all in reasonable detail and with corresponding prior period numbers, certified by the Chief Financial Officer for all quarterly statements and additionally, audited, for each fiscal year end, by an independent accounting firm acceptable to the Lessor which independent accounting firm has given an unqualified opinion. 10-Q's or quarterly financial statements shall be received by the Lessor within 60 days of the first three fiscal quarter ends





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
                          and 10-K's or annual audited statements shall be received by the Lessor within 100 days of the fiscal year end. In the event Lessee is in default hereunder or under any agreement or document referred to in
                          Section 15(d) hereof, immediately upon Lessor's request Lessee will provide the most recent, and, if requested, within ten days after the end of such calendar month Lessee will provide such month's, consolidated and consolidating balance sheets of Lessee and its subsidiaries as at the end of the applicable month and the related consolidated and consolidating statements of income and cash flows.

The covenants set forth above are material conditions of this Lease. Lessee's breach of any covenant is a material breach of this Lease. Lessor's failure at any time to require strict performance by Lessee of any of the provisions herein shall not waive or diminish Lessor's right thereafter to demand strict compliance with that or any other provision. Waiver of any default shall not waive any other default. Lessor's rights hereunder are cumulative and not alternative.

         12. Loss and Damage. Lessee hereby assumes and shall bear the entire risk of loss, theft, destruction or damage to the Equipment from any and every cause whatsoever. Lessee shall notify Lessor immediately upon the occurrence of any such event. In the event of damage, Lessee shall immediately repair the Equipment to good working order and condition. In the event of irreparable damage, loss, theft, or destruction to the Equipment, Lessee shall either (a) purchase the Equipment within ten days of the destruction or damage in its then condition for an amount equal to the Discounted Future Payment (except that the residual value per Coach will be discounted back to the actual payment date; and as long as MCI Acceptance Corp. is the Lessor, the prepayment penalty will be the actual prepayment penalty incurred by MCI Acceptance Corp. with respect to the applicable Coaches rather than the prepayment penalty described in Part (b) of the Discounted Future Payment formula set forth in
Section 3 of this Lease) or for the fair market value, whichever is greater, or
(b) within ten days of the damage or destruction replace the Equipment with Equipment of the same or a comparable model of the same or a later year which is in proper working order with no damage and only with normal wear and tear.

         13. Return and Repossession. Upon expiration, termination or other event requiring Lessee to return the Equipment, Lessee will return the Equipment in as good a condition as received, less normal wear and tear. Lessee shall arrange for, prepay and absorb the costs of returning the Equipment to the nearest facility/facilities of Hausman Bus Sales, Inc. or to any reasonable place Lessor may designate. LESSEE WAIVES ANY RIGHTS LESSEE MAY HAVE TO PRIOR NOTICE OR OPPORTUNITY TO BE HEARD IN COURT REGARDING LESSOR'S RIGHT TO REPOSSESS THE EQUIPMENT FROM LESSEE, and in the event that Lessor's repossession should for any reason prove wrongful as to Lessee, Lessee's sole remedy shall be the right to terminate the Lease as of the date of such wrongful repossession and/or to recover damages.

         14. Late Charges and Interest. Lessor shall be entitled to a late charge on each rental payment not received within one week of the due date in the amount of eighteen percent





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
per annum or the highest-rate allowed by law, if less, prorated on a daily basis, from the due date until paid.

         15.     Default. The following are events of default hereunder: (a)
(i) nonpayment of any rent or other amount due Lessor hereunder within ten days after receipt by Lessee of written notice of default; (a) (ii) nonperformance under any other provision herein within twenty days after Lessor has made written demand therefore; (b) Lessee's bankruptcy, receivership, insolvency, assignment for the benefit of creditors or similar action or condition relating to Lessee or Lessee's property which causes Lessor in good faith to deem itself insecure with respect to the collection of the total rent for the unexpired term of the Lease; (c) without Lessor's prior written consent, Lessee attempts to remove or sell or transfer or encumber or sublet or part with possession of the Equipment; or (d) Lessee is in default under any agreement, sub-lease or lease agreement with or any note payable to Motor Coach Industries International, Inc. ("MCII") or any of its subsidiaries or affiliates, or is more than 60 days in arrears of payment for any trade items (except good faith disputes) purchased from MCII or any of its subsidiaries or affiliates; provided, however, with respect to the Bus Purchase Requirements Agreement entered into as of March 18, 1987, as amended, Lessee will not be deemed to be in default thereunder for purposes of this Lease unless and until either (i) a judgment against Lessee has been rendered by a court of competent jurisdiction, or (ii) Lessee has agreed in writing that it is in default under such Agreement and to terms of settlement of such default, and the judgment or settlement amount is not satisfied within 30 days or such later date as may be required or agreed to.

         16. Remedies on Default. Whenever an event of default has occurred or is continuing, Lessor or its agents shall have the right, but not the obligation, to exercise, by way of example and not by way of limitation, one or more of the following remedies:

                 A. to declare due and payable an amount equal to the Discounted Future Payment (except that the residual value per Coach will be discounted back to the actual payment date; and as long as MCI Acceptance Corp. is the Lessor, the prepayment penalty will be the actual prepayment penalty incurred by MCI Acceptance Corp. with respect to the applicable Coaches rather than the prepayment penalty described in Part (b) of the Discounted Future Payment formula set forth in
                          Section 3 of this Lease), and to sue for and recover same from Lessee;

                 B. to take possession of the Equipment, wherever located, without demand or notice and without any court order or other legal or administrative process;

                 C.       to lease or to sell the Equipment;

                 D. to sue for and/or otherwise recover from Lessee all costs of taking possession, storing, repairing and selling the Equipment;

                 E. to sue for and recover damages incurred by Lessor as a result of Lessee's default;

                 F. to sue for and/or otherwise recover after sale of Equipment an amount equal to the Discounted Future Payment (except that the residual value per Coach will be discounted back to the actual payment date; and as long as MCI Acceptance Corp. is the Lessor, the prepayment penalty will be the actual prepayment penalty incurred by MCI Acceptance Corp. with respect to the applicable Coaches rather than the prepayment penalty described in Part (b) of the Discounted Future Payment formula set forth in Section 3 of this Lease) less the net proceeds of such sale;

                 G. to terminate the Lease as to the Equipment, take such Equipment into Lessor's inventory and sue for or otherwise recover actual damages; and

                 H. to pursue any other remedy now or hereafter existing at law or in equity by reason for Lessee's default(s).

         17. Notices. Notices shall be addressed as follows: to Lessor at 1250 Slocum Street, Dallas, Texas 75207; to Lessee, attention Contract Administration Department, at 15110 North Dallas Parkway, Dallas, Texas 75248; or to such other place as either designate by written notice. Notices shall be in writing and their delivery may be given (i) in person or by expedited courier service or (ii) by mailing same First Class, Postage Prepaid, in which case notice shall be deemed to have been received 48 hours after the Post Office stamp date.

         18. Law. The Lease shall be governed by and construed in accordance with the laws of the State of North Dakota. Lessor and Lessee each agree to submit to the personal jurisdiction of the state and federal courts of the State of North Dakota. If any provision of the Lease shall be found by a court of competent jurisdiction to be void or unenforceable, in that it imposes a restraint upon the Lessee more extensive than the legitimate interests of the Lessor sought to be protected, the Lessor waives such provision, but only to the extent that such provision is found by such court to be void or unenforceable. The Lessor and the Lessee agree that such provision may and should be modified by such court so that it becomes reasonable and enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect. Such a modification, however, will be effective only in the legal proceeding of which it is a part and only on the facts to which it is applied; all provisions herein will be applied as written, to the extent enforceable, in any other legal proceeding or on any other facts.

         19. Power/Authority/Consent of Signer and Lessee. The undersigned officer of Lessee on behalf of Lessee represents and warrants that Lessee has statutory and corporate power and authority, and has obtained all government or other consents, necessary and desirable, to enter into and perform under this Lease.

         20. Assignment by Lessee. This Lease is binding on and will inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, Lessee may not assign all or any part of this Lease without the prior written consent of Lessor, in its sole





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
discretion. Any attempt by Lessee to assign any obligations under this Lease without prior written consent of Lessor will be null and void. This Lease must be assumed by any corporation resulting from a merger or consolidation with Lessee, or any person or entity which acquires or succeeds to a majority of the stock or assets of Lessee in each such event whether by contract, operation of law or otherwise.

         21. Assignment by Lessor. Lessor may assign this Lease at any time during the Basic Term without Lessee's prior written consent; provided, however, if Lessor is the manufacturer of the Equipment, no such assignment will relieve Lessor of its obligations under the manufacturer's Limited Warranty. If Lessor sells, assigns or otherwise transfers the Lease to any third party in such a manner that such third party becomes entitled to only a portion of the rent owed hereunder ("Reduced Rent") and Lessor is entitled to the remainder of such rent, then Lessor and Lessee will enter into good faith negotiations intended to provide Lessee with some benefit of the Reduced Rent.

         22. Entire Agreement. This Lease, plus any attachments, riders or other documents specifically referred to herein, constitutes the entire agreement between the parties. Any change, amendment or modification shall not be effective unless executed in writing by both parties.

LESSEE: GREYHOUND LINES, INC.                      LESSOR: MCI ACCEPTANCE CORP.

By: /s/ CRAIG LENTZSCH                             By: /s/ ALBERT J. ABRAM
    ------------------------                           ------------------------
    Name:                                              Name: Albert J. Abram
    Title:                                             Title: Treasurer



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